Exhibit 99.1

JoS. A. Bank Clothiers Reports 25% Increase in Profits for Second Quarter of Fiscal Year 2011

HAMPSTEAD, Md.--(BUSINESS WIRE)--August 31, 2011--JoS. A. Bank Clothiers, Inc. (NASDAQ Global Select Market: JOSB) announces that net income for the second quarter of fiscal year 2011 increased 24.7% to $20.6 million as compared with net income of $16.5 million for the second quarter of fiscal year 2010. Earnings per share for the second quarter of fiscal year 2011 increased 25.4% to $0.74 per share as compared with earnings per share of $0.59 for the second quarter of fiscal year 2010. The second quarter of fiscal year 2011 ended July 30, 2011; the second quarter of fiscal year 2010 ended July 31, 2010.

Total sales for the second quarter of fiscal year 2011 increased 22.4% to $230.7 million from $188.4 million in the second quarter of fiscal year 2010, while comparable store sales increased 14.7% and Direct Marketing sales increased 27.8%.

Comparing the first six months of fiscal year 2011 with the first six months of fiscal year 2010, net income increased 18.8% to $38.4 million as compared to $32.3 million and earnings per share increased 18.1% to $1.37 per share as compared to $1.16 per share. Total sales for the first six months of fiscal year 2011 increased 15.7% to $423.9 million from $366.5 million for the first six months of fiscal year 2010, while comparable store sales increased 7.6% and Direct Marketing sales increased 25.0%.

“We are pleased with our sales and earnings performance for the second quarter of fiscal year 2011. While the components of our income statement may fluctuate somewhat from quarter to quarter, our business model, which features an aggressively sourced, high-quality, well-balanced, fully-stocked assortment that is promoted with timely marketing and sold by knowledgeable professionals in convenient locations, continues to deliver strong earnings growth over time. With this quarter’s results, we have achieved earnings growth in 39 of the past 40 quarters when compared to the respective prior year periods, including 21 quarters in a row,” stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. “While sales are just one component of overall profit and August is a relatively small sales month, our comparable store sales in August are up slightly compared to the same period last year, despite the impact of the recent hurricane,” continued Mr. Black.

A conference call to discuss the second quarter of fiscal year 2011 earnings will be held Thursday, September 1, 2011 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-230-1092 or (International) 612-234-9960 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on September 1, 2011 until September 8, 2011 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 214845. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com (select “Company Information” and “Investor Relations”).

All earnings per share amounts in this news release represent diluted earnings per share adjusted for the 50% stock dividend that the Company announced on June 17, 2010, under which stockholders of record as of July 30, 2010 received one additional share of common stock for each two shares then owned. The stock dividend was distributed on August 18, 2010.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation’s leading designers, manufacturers and retailers of men’s classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 529 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the Nasdaq Global Select Market under the symbol “JOSB.”

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 29, 2011 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2010	July 30, 2011	July 31, 2010	July 30, 2011
	(In thousands, except per share information)

Net sales	$188,412	$230,662	$366,537	$423,932

Cost of goods sold	70,082	86,755	134,891	154,712

Gross profit	118,330	143,907	231,646	269,220

Operating expenses:
Sales and marketing, including occupancy costs	73,748	88,120	144,267	166,972
General and administrative	17,175	21,189	33,911	38,613
Total operating expenses	90,923	109,309	178,178	205,585

Operating income	27,407	34,598	53,468	63,635

Other income (expense):
Interest income	159	83	274	215
Interest expense	(5)	(18)	(95)	(21)
Total other income (expense)	154	65	179	194

Income before provision for income taxes	27,561	34,663	53,647	63,829
Provision for income taxes	11,082	14,109	21,360	25,465

Net income	$ 16,479	$ 20,554	$ 32,287	$ 38,364

Per share information:
Earnings per share:
Basic	$0.60	$0.74	$1.17	$1.39
Diluted	$0.59	$0.74	$1.16	$1.37
Weighted average shares outstanding:
Basic	27,527	27,749	27,527	27,686
Diluted	27,827	27,958	27,823	27,944

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and six months ended July 31, 2010 and July 30, 2011 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2011 which was filed with the Securities and Exchange Commission on August 31, 2011.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 29, 2011	July 30, 2011
	(In Thousands)
	(Audited)	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$80,979	$92,691
Short-term investments	189,789	176,975
Accounts receivable, net	9,525	13,453
Inventories:
Finished goods	222,251	256,570
Raw materials	11,059	15,837
Total inventories	233,310	272,407
Prepaid expenses and other current assets	19,494	22,843

Total current assets	533,097	578,369

NONCURRENT ASSETS:
Property, plant and equipment, net	128,603	133,223
Other noncurrent assets	337	310
Total assets	$662,037	$711,902

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$31,505	$45,862
Accrued expenses	88,165	80,255
Deferred tax liability – current	5,276	5,303
Total current liabilities	124,946	131,420

NONCURRENT LIABILITIES:
Deferred rent	49,279	48,895
Deferred tax liability – noncurrent	4,147	5,271
Other noncurrent liabilities	989	1,478
Total liabilities	179,361	187,064

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	275	277
Additional paid-in capital	86,792	90,588
Retained earnings	395,531	433,895
Accumulated other comprehensive income	78	78
Total stockholders’ equity	482,676	524,838
Total liabilities and stockholders’ equity	$662,037	$711,902

Note: The foregoing audited and unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of January 29, 2011 and as of July 30, 2011) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2011 and the Annual Report on Form 10-K for the fiscal year ended January 29, 2011, which were filed with the Securities and Exchange Commission on August 31, 2011 and March 30, 2011, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31, 2010	July 30, 2011
	(In Thousands)

Cash flows from operating activities:
Net income	$32,287	$38,364
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	11,802	12,595
Loss on disposals of property, plant and equipment	91	122
Non-cash equity compensation	234	1,369
Increase (decrease) in deferred taxes	(1,358)	1,151
Net (increase) in operating working capital and other components	(17,988)	(43,093)

Net cash provided by (used in) operating activities	25,068	10,508

Cash flows from investing activities:
Capital expenditures	(12,471)	(14,039)
Proceeds from maturities of short-term investments	99,895	189,789
Payments to acquire short-term investments	(44,850)	(176,975)

Net cash provided by (used in) investing activities	42,574	(1,225)

Cash flows from financing activities:
Income tax benefit from exercise of stock options	-	1,883
Net proceeds from exercise of stock options	-	546

Net cash provided by financing activities	-	2,429

Net increase in cash and cash equivalents	67,642	11,712

Cash and cash equivalents – beginning of period	21,853	80,979

Cash and cash equivalents – end of period	$89,495	$92,691

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the six months ended July 31, 2010 and July 30, 2011 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2011, which was filed with the Securities and Exchange Commission on August 31, 2011.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715

or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com